                                                                EXHIBIT 10.1.3


                                   MANAGEMENT
                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made as of the 2nd day of June, 1997, by and between SPR INC., a Delaware corporation ("Employer" or "Corporation") and Stephen J. Tober ("Employee").


I.   ACKNOWLEDGEMENTS OF THE PARTIES

     A. Employer is presently engaged in the business of developing, renovating, implementing and maintaining computer programs and software products and is headquartered in Chicago, Illinois.

     B. Employer desires to hire and retain Employee to be a member of the management team of Employer. Employer and Employee, therefore, wish to enter into an employment agreement (hereinafter "Agreement") which sets forth the specific terms and conditions of Employee's employment with Employer.

     C. Employee, in the course of his employment with Employer, will frequently come into contact with Employer's clients to such an extent that he might be able to control, in whole or in part, the business and relationships between Employer and its clients and unless prevented from doing so could take with him or otherwise appropriate such business and relationships.

     D. Employee, during the course of his employment, will have frequent and often close contact with Employer's corporate management staff, Professional Technical Representatives, Account Managers, Technical Service Managers, and other of Employer's staff and executive employees. Employee, during the course of his employment, will also make frequent and often close contact with prospective clients and prospective employees. Solely as a result of Employee's position, he will gain confidential information concerning and relating to the aforestated corporate management staff, Account Managers, Professional Technical Representatives, other of Employer's staff and executive employees, prospective clients and prospective employees, which information is not generally available to Employer's competitors.

     E. Employer will expend considerable time, money and other resources recruiting, training, making instructions available to and compensating its employees and potential employees, representatives and contractors, and the loss of their services or potential services would constitute a substantial and irreparable injury to Employer. Employer will expend considerable time and money locating and establishing contacts and business relationships with prospective clients, and

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the loss of the potential benefits of such efforts would constitute a substantial and irreparable injury to Employer.

     F. Employee acknowledges that during the course of his employment, he will have access to certain secret and confidential matters belonging to Employer including, but not limited to, Employer's marketing and financial plans and strategies, market surveys and analyses; Employer and customer technical information; Employer's financial statements, personnel records, and other confidential books and records; private and confidential discussions and discussions of the Board of Directors; plans and strategies for new services and product development; employee and independent contractor performance evaluations; contracts with customers, suppliers and others; business opportunities, capital financing, litigation; lists of customers and potential customers; promotional materials; internal operating reports; employee and potential employee names and addresses; account projections; customer strategy information; confidential employment and payroll data; marketing information; employee manuals, recruiting manuals, personnel policy manuals and expense policy manuals; billing reports, pricing information and strategies; management methods and systems; contracts with clients, subcontractors and others; client correspondence; resumes of existing and potential employees; customer bids and proposals; customer expense manuals; other of Employer's confidential books and records; client systems documentation, information concerning talents and capabilities of client personnel and other confidential and sensitive client information.

     G. Employer will, in its business, develop commercially valuable technical and non-technical information, the safeguarding of which, by holding the same secret and confidential, is necessary and Employer must be protected from the divulgence by Employee either directly or indirectly of any such information.

     H. Employer's relationship with its clients, its ongoing service to them, and the protection of confidential, unique and secret information belonging to both Employer and its clients are vital to the continued operation of Employer's business. The divulgence of any of the above stated information would constitute an irreparable injury to Employer and for its clients.

     I. Employee (1) acknowledges (a) that he has received and will receive substantial and adequate additional monetary consideration and benefits, pursuant to this Agreement for entry into this Agreement; (b) that the terms of this Agreement were set by mutual negotiations between Employee and Employer; and (c) that he understood the terms of this Agreement and agreed to be bound by same at the time he accepted employment with Employer; (2) understands that he need not accept employment with Employer; that he has freely chosen to enter into the terms of this Agreement because of his desire to take advantage of the specific and unique employment opportunities available with Employer, and that entry into, adherence to and compliance with this Agreement and its terms are conditions of his employment with Employer. Employee acknowledges that the position which he is accepting with the Corporation is one of great trust and confidence requiring on his part the highest degrees of loyalty, trust, honesty and integrity.


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II. EMPLOYMENT

     A. DUTIES. Employee shall serve as Executive Vice President - Finance and Business Development of the Corporation and in such position shall perform such executive duties and functions as are assigned by Employer. The specific function and responsibilities of Employee shall be designated by Employer. Further, the precise services which Employee shall perform for Employer or Employer's clients may be extended or curtailed from time to time by Employer and Employee shall, at all times, be subject to the orders, advice and direction of Employer. Employee's compensation shall not be affected by any such change, extension or curtailment of such services.

      B.   COMPENSATION AND OTHER TERMS AND CONDITIONS OF EMPLOYMENT.

        1. Salary. During the period of Employee's employment hereunder, Employer shall pay to Employee a salary which shall be established and reviewed annually by Employer. Employee's initial salary shall be $150,000.00 per year. Employee's salary may be increased or decreased as a result of such annual reviews; provided, however, that Employee's annual salary shall not be decreased unless the annual salaries of all of Employer's executive officers are so decreased and, in such event, such decrease shall be on the same percentage basis as that of such other executive officers. Compensation of Employee by salary payments shall not be deemed exclusive and shall not prevent Employee from participating in any other compensation or benefit plan of Employer. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of Employer hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of Employer to pay Employee's salary hereunder.

        2. Expenses. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently established by Employer.

        In the event that Employee is required by the Corporation to relocate his residence to a different metropolitan area than that in which he resides as of the date of this Agreement, Employer shall promptly reimburse Employee for all reasonable and necessary expenses related to the relocation, which expenses shall include all realtor fees, moving and storage fees and costs, the costs of travel and lodging for Employee and his spouse for up to two house-hunting trips, temporary lodging expenses for Employee and his family during any wait required for the purchase and/or closing of a new home, and the costs for Employee to travel home to visit his family from the relocated area up to once per month.


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        3. Other Benefits.  Employer shall provide and maintain in full force and effect, and Employee shall be entitled to participate in, employee benefit plans and arrangements which are substantially equivalent to those in effect on the date hereof in which Employee participates (including without limitation each pension and retirement plan and arrangement, life insurance and health-and-accident plan and arrangement, medical insurance plan, and disability plan). Employer shall not make any changes in such plans or arrangements which would materially and adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of Employer and does not result in a proportionately greater reduction in the rights of or benefits to Employee as compared with any other executive of Employer. Employee shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by Employer for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

        4. Bonuses. Employee shall be entitled to receive annual bonus compensation, which bonus compensation shall be paid in the discretion of Employer's Board of Directors upon Employee's achievement of certain specified performance criteria. Employer and Employee anticipate that such bonus compensation shall approximate 33 percent of Employee's annual salary, but may be greater or less than 33 percent of Employee's annual salary. Any bonus compensation to which Employee may be entitled under this Agreement shall be prorated for any partial year of employment. Employee shall also be entitled to participate in other bonus plans or programs offered by Employer for executives who are members of the Corporation's senior management, in accord with the requirements of said plans or programs. Notwithstanding anything to the contrary contained in this Agreement, Employer shall pay to Employee as a one-time signing bonus the sum of $10,416.67 upon the execution of this Agreement.

        5. Stock Option and Purchase Plans. Employee shall receive options to purchase an aggregate of 315,000 shares of Employer's common stock pursuant to the option agreements in the forms attached hereto as Exhibits A-1 and A-2. Employee shall also be entitled, in the discretion of the Board of Directors, to participate in stock option and purchase plans or programs established by Employer for executives who are members of the Corporation's senior management, in accord with the requirements of said plans or programs.

        6. Vacations. During the term of this Agreement, Employee shall be entitled to vacation periods, in accordance with Employer's vacation policy as may be in effect from time to time, during which his compensation shall be paid in full. Such vacations may be taken at such

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

time or times as Employee may choose, but shall be scheduled in such manner as to avoid unreasonable interference with the performance of his duties and obligations to Employer.

                7. Automobile Allowance. During his employment with the Corporation, Employer may provide Employee with the use of a company vehicle and an additional allowance to cover related insurance, maintenance and operation expenses for the vehicle, up to a reasonable amount per year as established by Employer.

                8. Facilities Furnished. Employer shall furnish Employee with space, stenographic assistance and such other facilities and services as shall be suitable to Employee's position and adequate for the performance of his duties.

                9. Consideration. It is expressly agreed and understood that Employee's employment, all of the compensation and benefits set forth above, and the stock in the Corporation being provided to Employee is consideration for his agreement to all the terms of this Agreement, including, specifically, his agreement to the restrictive covenants set forth in sub-paragraphs II. D.,
II. E., II. F. and II. G. below.

     C. BEST EFFORTS. Employee agrees that he will at all times faithfully and industriously perform all of his duties that may be required of and from him by Employer, that he will devote substantially his full time during regular business hours and exert his best efforts in the performance of his duties and functions for the Corporation, and that he will perform such other reasonable duties as are assigned to him pursuant to the express and implicit terms and conditions of this Agreement to the reasonable satisfaction of Employer. Employee further agrees that during the term of this Agreement he will not engage in or become interested in any other business, calling or enterprise which is or may be contrary to or in competition with the interest, welfare or benefit of Employer.

     D. NON-SOLICITATION OF BUSINESS. In addition to any obligation under any other Paragraph of this Agreement, during the term of Employee's employment with Employer and for a period of twelve (12) months after the date of termination of employment with Employer, regardless of who initiated such termination, Employee will not, directly or indirectly, whether as an individual or for his own account or with any other person or entity of any kind whatsoever solicit, interfere with, or endeavor to entice away or divert from Employer any client, or any business Employer had enjoyed or solicited from its clients during the three year period prior to termination of his employment.

     E. NON-COMPETE. In addition to any obligation under any other Paragraph of this Agreement, during the term of Employee's employment with Employer and for a period of twelve (12) months after the date of termination of employment with Employer, regardless of who initiated such termination, Employee shall not, alone, or as a member, employee or agent of any partnership,

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or as an officer, agent, employee, director, stockholder (except stockholder of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or traded over the counter) or investor of any other corporation, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or (ii) become employed by, consult or advise, or (iii) be connected in any manner with, any business or activity which involves or relates to the sale or marketing of products or services which are substantially similar to, the same as, or serve the same function as, those sold or marketed by Employer, and which business or activity is conducted within a 50 mile radius of any office of Employer. Notwithstanding anything to the contrary contained in this Agreement, in the event Employer terminates Employee for reasons not set forth in sub-paragraph IV.A and where a Change in Control has not occurred, the duration of the non-competition period set forth in this sub-paragraph II.E shall not exceed that number of months equal to the number of months of severance compensation to which Employee is entitled under sub-paragraph IV.B.1 hereof.

     F. NON-ENTICEMENT. In addition to any obligation under any other Paragraph of this Agreement, during the term of Employee's employment with Employer and for a period of twelve (12) months after the date of termination of employment with Employer, regardless of who initiated such termination, Employee shall not, directly or indirectly, whether as an individual or for his own account or for or with any other person or entity of any kind whatsoever hire, or solicit or endeavor to entice away, from Employer or any client of Employer, any person who was employed by Employer or any client of Employer at any time during Employee's employment with Employer, in order for such person to accept employment or association with another person, or entity of any kind whatsoever, and Employee shall not approach any such person for any such purpose or authorize or knowingly cooperate with the taking of any such action by any other individual, person or entity. Employer's clients are third-party beneficiaries of aforestated covenants and shall have standing to enforce the terms of this sub-paragraph II. F., and to seek and obtain whatever equitable or legal remedies are necessary to make them whole, including but not limited to all remedies provided to Employer under this Agreement.

     G. CONFIDENTIALITY. In addition to any obligation under any other Paragraph of this Agreement, Employee shall not at any time during the term of his employment with Employer or at any time thereafter communicate, divulge or disclose for use by himself or others any information or knowledge, disclosed or otherwise obtained by him during his employment by Employer (including but not limited to information and knowledge conceived, discovered or developed by Employee) which is not generally known in the computer programming, renovation and computer software products industry and which relates to the business of Employer or the business of Employer's customers or is in the nature of a trade or business secret of Employer, or Employer's customers. Confidential information shall include, in addition to the specific items so identified in this Agreement, all information and matters designated by Employer during the term of Employee's employment as confidential. Employer's customers are third-party beneficiaries of the aforestated covenants contained in this sub-paragraph II. G., and shall have standing to enforce its terms and to


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
seek whatever equitable or legal remedies are necessary to make them whole including but not limited to, all remedies provided to Employer under this Agreement or pursuant to law. Notwithstanding any other provision contained herein, Employee shall not at any time directly or indirectly appropriate to his own use or to the use of others any software product methodology, or portion thereof, that Employee owned or developed during the term of Employee's employment.

     H. REASONABLENESS. Employee represents and acknowledges that the foregoing restrictions will not prevent him from obtaining good employment in his field of expertise or cause him undue hardship, and there are numerous other employment opportunities available to him that are not affected by the foregoing restrictions. Employee further acknowledges that the foregoing restrictions are reasonable and necessary in order to protect Employer's legitimate interests, and that any violation thereof would result in irreparable injury to Employer.

     I. DISCLOSURE. Employee shall make the terms and conditions of this Agreement known to any business, entity, or persons engaged in activities competitive with Employer's business, with which he becomes associated within two years subsequent to his termination of his employment with Employer. Employer shall have the right to make the terms of this Agreement known to third parties during such period.

     J. DEVELOPMENTS; COMPANY PROPERTY. Employee agrees that all work product, programs, software, inventions, designs, product developments, patent applications, trademarks, trade names, service marks, copyrights and all rights acquired therein ("Developments") that Employee creates, conceives or develops, whether solely or jointly with others, which are based in whole or in part upon information Employee or any other employee of Employer gathers in the course of, or arising from, Employee's employment with Employer, shall inure to and be the property of Employer for its exclusive use and benefit. Employee agrees that, during and after Employee's employment with Employer, Employee shall fully cooperate with Employer to ensure that such Developments remain Employer property. Such cooperation shall include, without limitation, the execution of appropriate assignment documents, applications and other documents as Employer requests. All documents that Employee prepares, or confidential information that might be given to Employee in the course of Employee's employment with Employer, are the exclusive property of Employer. On Employee's termination of employment regardless of how termination is effected, or whenever requested by Employer, Employee shall immediately return to Employer, without making copies, excerpts or summaries, all of Employer's property, including, without limitation, all equipment, materials, documents, agreements, files, vendor lists or files, client and potential client lists or files, computer software or hardware, computer programs (whether on floppy disks, mini disks, CDs or hard drives), instruction manuals, proposals, reports, correspondence, records, business cards and all other documents made available by Employer, or used by Employee in rendering services hereunder or otherwise, that is in Employee's possession or under Employee's control.



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III. REMEDIES

     In the event of any violation of this Agreement Employer shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled, including the right to damages directly or indirectly sustained by Employer, and all reasonable attorneys' fees, court costs and litigation expenses incurred in enforcing any of the provisions of this Agreement.

IV. TERMINATION

     A. Employment of Employee under this Agreement may be terminated immediately at any time without prior notice to the other party and without payment of any Severance Compensation (as defined below), bonus or other compensation, other than salary and vacation benefits earned:


        1. by Employer upon the death of Employee;

        2. by Employer when Employee reaches mandatory retirement age under any retirement policy applicable to all executive members of the Corporation's senior management team, as adopted by Employer;

        3. by Employer for just cause. For purposes of this Agreement, "just cause" shall mean any one or more of the following: (A) Employee's breach of his obligations, duties and responsibilities under any term or provision of this Agreement which is materially detrimental to Employer, which breach remains uncured for a period of twenty days after written notice by Employer to Employee; (B) Employee's gross negligence or willful misconduct in the performance of his duties hereunder; (C) Employee's dishonesty, fraud, misappropriation or embezzlement in the course of, related to or connected with the business of Employer; or (D) Employee's conviction of a felony.

        If Employee is advised that he is being terminated for just cause and within fifteen (15) days thereafter submits to the Chief Executive Officer a written objection to such a determination, this Section will not be applicable unless the Board of Directors of Employer at or before its next regularly scheduled meeting determines by majority vote that just cause exists.

     B. Employment of Employee may also be terminated upon thirty (30) days written notice to the other party for any reason other than those set forth in sub-paragraph IV. A. above.


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
     1. Employer may terminate Employee for any reason. In the event that Employer terminates Employee for reasons not set forth in sub-paragraph IV. A., and where a Change in Control has not occurred as set forth below, Employer shall provide to Employee Severance Compensation. Severance compensation shall equal four (4) months of Employee's effective annual salary immediately prior to the termination date for each year of Employee's employment with Employer, subject to a maximum severance benefit of one (1) year's annual salary.

     2. In the event of a Change in Control, Employer or Employee may terminate Employee's employment and, upon such termination of employment, the following provisions shall apply.

     A. A Change in Control shall be deemed to have occurred if (i) any "person(s)" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), become(s) the "beneficial owner(s)" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities or other interests of Employer representing a 50 percent or greater voting or other interest in Employer, or
(ii) the stockholders of Employer approve an agreement for the sale or disposition by Employer of all or substantially all Employer's assets.

     B. In the event of a Change in Control, the following Change in Control compensation shall be provided to Employee: (i) a sum equal to one (1) year of Employee's effective annual salary immediately prior to the termination date plus (ii) an amount equal to one (1) year's annual bonus compensation relating to the then current year (calculated at 33 percent of Employee's effective annual salary immediately prior to the termination date) plus (iii) the equivalent cash value, at standard independent insurance premium rates, of purchasing, as of the termination date, benefits for Employee on an individual basis which are equal to Employee's participation (including dependent coverage) in Employer's health insurance plan, calculated as if such benefits were continued during the one (1) year period following the termination date, and payable in equal semi-monthly installments over one (1) year following the termination date.

     C. In the event that any payment received or to be received by Employee in connection with a Change in Control of Employer or the termination of Employee's employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions result in a Change in Control or any person affiliated with Employer or such person) would not be deductible by Employer (in whole or in part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payment shall be reduced until no portion of the payment is not deductible as a result of Section 280G of the Code. For purposes of this limitation (i) no portion of the payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment

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
shall be taken into account; (ii) no portion of the payment shall be taken into account which, in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Employee, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payment shall be determined by Employer's independent auditors servicing Employer immediately prior to the time of a Change in Control of Employer in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

V.   NOTICES

     All notices pursuant to this Agreement must be in writing. All notices to Employer shall be addressed to the main office of Employer, or such other address as Employer may hereafter designate by written notice to Employee given in accordance with this Paragraph and all notices to Employee shall be addressed to Employee at the office in which he is based with a copy to his home address as last indicated in the books and records of Employer or at such other address as Employee may hereafter designate by written notice to Employer given in accordance with this Paragraph. All notices shall be considered effective on the earlier of: a) the date when delivered personally to Employer or Employee or; b) two (2) days after deposit of said notice in the United States mail, registered mail, postage prepaid, return receipt requested, addressed to the address of the party to whom directed as hereinabove set forth.

VI.  MISCELLANEOUS

     A. PRIOR AGREEMENTS. All of the terms and conditions of this Agreement take precedence over any and all prior understandings and agreements made by and between Employer and Employee regarding employment and the execution of this Agreement shall constitute the termination of any and all such prior agreements.

     B. NO BREACH. Employee hereby warrants that he is not now under any legal or contractual obligation that would conflict in any manner with the obligations and duties he is undertaking herein, and that his execution of this Agreement will not breach any agreement to which he is now a party.

     C. SEVERABILITY. In the event any of the restrictions contained in this Agreement are held to be in any respect an unreasonable restriction upon Employee, then the court so holding shall alter or amend the Agreement, including making any reduction in the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render any of the restrictions enforceable. Each of the terms and provisions of this Agreement is and is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and


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
provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     D. CAPTIONS. The captions contained herein are solely for the convenience of the parties and shall not be deemed to govern the meaning or intent of any of the provision of this Agreement.

     E. BINDING EFFECT; NO ASSIGNMENT. The rights and obligations of Employer and Employee hereunder shall inure to the benefit of and be binding upon any successor or assign of Employer. This Agreement is personal to Employee and shall not be assigned by him to any other party whatsoever.

     F. NO WAIVER. The waiver or non-enforcement by Employer of any breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be legally operative unless in writing and signed by an authorized agent of Employer.

     G. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Illinois without reference to the principles governing conflicts of laws.

     H. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     I. AMENDMENTS; ENTIRE AGREEMENT. This Agreement, unless stated otherwise herein, may only be amended by the written mutual agreement of the parties hereto. This Agreement constitutes the entire agreement between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


                                  EMPLOYER:

                                  SPR INC.


                                  By: /s/ ROBERT M. FIGLIULO
                                      ---------------------------------
                                      Robert M. Figliulo, President


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


                                EMPLOYEE:


                                        /s/ STEPHEN J. TOBER
                                ----------------------------------
                                        Stephen J. Tober



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